Exhibit 99.1

Contacts:	RadView Software Ltd.
Christopher Dineen, Chief Financial Officer
781-238-1111
Press: Beth Clark, Senior Marketing Manager
781-238-1111

For Immediate Release

RADVIEW REPORTS 2004 FOURTH QUARTER AND YEAR RESULTS

BURLINGTON, MA – February 7, 2005 – RadView Software Ltd. (OTCBB: RDVWF), a premier provider of solutions for verifying the performance, scalability and integrity of business critical Web applications, today reported financial results for the quarter and year ended December 31, 2004.

Revenues for the fourth quarter of 2004 were $1,329,000 compared to $1,253,000 for the fourth quarter of 2003.  The Company’s net loss for the fourth quarter of 2004 was $866,000, or $0.04 per share, compared to a net loss of $1,087,000, or $0.06 per share, for the fourth quarter of 2003.

“The fourth quarter results bring a respectable close to 2004 with revenue and earnings in-line with our expectations,” commented Ilan Kinreich, President and CEO of RadView. “Revenues have shown year-over-year growth, primarily driven by software license revenues, and we have continued to reduce our operating losses.  We continue to see the benefits of working with OEM partners from expanded distribution capabilities and greater diversification of our revenue sources.”

Revenues for the year ended 2004 were $4,663,000 compared to $4,836,000 for the year ended 2003.  The Company’s net loss for the year ended 2004 was $3,780,000, or $0.19 per share, compared to a net loss of $5,085,000 million, or $0.31 per share, for the year ended 2003.

Ilan Kinreich continued, “In 2005, we look to build on the positive momentum created in the second half of 2004 to reach our objective of achieving operating profitability through revenue growth.  We have identified several initiatives to help us reach this goal including expansion of our distribution channel with localized products and new OEM relationships, promotion of the TestView product suite offering to increase average deal size, and introduction of new products to address specific market segments.  To support these efforts, we are seeking additional financing during the first quarter of 2005.”

The Company also announced the departure of Robert Steinkrauss from the Company’s board of directors effective February 3, 2005.  Mr. Steinkrauss’ resignation was due to conditions with his employer limiting the number of outside boards on which he may participate. “We are thankful for the outstanding services of Mr. Steinkrauss to the Company over the last four years and we wish him best of luck in his future endeavors,” commented Ilan Kinreich.  The Company has commenced a search for a replacement director.

-MORE-

Conference Call

Ilan Kinreich, President and Chief Executive Officer, and Christopher Dineen, Chief Financial Officer, will host a conference call to discuss this announcement on Monday, February 7, 2005 at 5:00 p.m. Eastern time.  The live broadcast and replay of the call will be available over the Internet at www.radview.com.  An audio replay of the call will also be available until midnight on February 14, 2005 and can be accessed by calling (800) 839-5490 in the U.S. or (402) 220-2550 internationally.

About RadView

RadView™ Software Ltd. (OTCBB: RDVWF) is a leading provider of solutions for verifying the performance, scalability and integrity of business-critical Web applications.  Deployed at over 1,550 customers worldwide from major industries such as financial services, retail, manufacturing, education and technology, RadView’s award-winning products enable customers to reduce costs while improving the quality of their Web applications throughout the development lifecycle.  Corporate offices are located in Burlington, MA.  For more information visit www.radview.com or call
1-888-RADVIEW.

Statements concerning RadView’s business outlook or future performance; anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: our limited operating history and history of losses; market acceptance of our products; ability to develop new products and enhance existing products; impact of significant competition; and other factors detailed in RadView’s filings with the Securities and Exchange Commission. RadView assumes no obligation to update the information in this release. RadView, WebLOAD, WebRM, WebLOAD Analyzer and WebFT are trademarks of RadView Software Ltd. Other names may be trademarks of their respective owners.

- Tables to follow -

RADVIEW SOFTWARE LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues:
Software licenses	$783	$675	$2,456	$2,549
Services	546	578	2,207	2,287
Total Revenues	1,329	1,253	4,663	4,836

Cost of Sales:
Software licenses	22	49	86	147
Services	86	103	327	426
Total Cost of Sales	108	152	413	573

Gross Profit	1,221	1,101	4,250	4,263

Operating Expenses:
Sales and marketing	897	921	3,498	4,131
Research and development	709	675	2,594	2,802
General and administrative	467	507	1,828	1,764
Stock-based compensation	—	90	84	387
Restructuring charges	—	—	—	245
Total Operating Expenses	2,073	2,193	8,004	9,329

Operating loss	(852)	(1,092)	(3,754)	(5,066)

Interest income, net	7	3	19	32
Other expense	(21)	2	(45)	(51)

Net loss	$(866)	$(1,087)	$(3,780)	$(5,085)

Basic and diluted net loss per share	$(0.04)	$(0.06)	$(0.19)	$(0.31)

Weighted average number of shares used in computing basic and diluted net loss per share	20,526	16,910	19,826	16,595

RADVIEW SOFTWARE LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$2,163	$3,075
Accounts receivable, net	605	678
Prepaid expenses and other current assets	375	426
Total current assets	3,143	4,179

Property and Equipment, net	164	333
Other Assets	607	643

Total Assets	$3,914	$5,155

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$239	$367
Accrued expenses	1,112	989
Restructuring reserve, current	29	225
Deferred revenue	1,905	1,064
Total current liabilities	3,285	2,645

Long-term Liabilities:
Restructuring reserve, less current portion	—	95
Accrued severance	713	619
Total long-term liabilities	713	714

Total Liabilities	3,998	3,359

Shareholders’ Equity:
Ordinary shares	51	43
Additional paid-in capital	56,813	55,010
Deferred compensation	—	(89)
Accumulated deficit	(56,848)	(53,068)
Treasury shares, at cost	(100)	(100)
Total Shareholders’ Equity	(84)	1,796

Total Liabilities and Shareholders’ Equity	$3,914	$5,155